Exhibit 23.1
Party City Corporation
400 Commons Way
Rockaway, New Jersey
      We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Party City Corporation for the quarter ended October 1, 2005 and October 2, 2004, as indicated in our report dated November 10, 2005 (such review report includes an explanatory paragraph relating to the adoption Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” on July 3, 2005 and an explanatory paragraph relating to the signing of a definitive agreement for the sale of the Company); because we did not perform an audit, we expressed no opinion on that information.
      We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended October 1, 2005, is incorporated by reference in Registration Statement Nos. 333-75078, 333-65632 and 333-19473 on Form S-8.
      We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP
Parsippany, New Jersey
November 10, 2005